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                                                                       Exhibit 5


                      Skadden, Arps, Slate, Meagher & Flom
                                One Rodney Square
                           Wilmington, Delaware  19801



                               September 27, 1996



ROCKSHOX, INC.
401 Charcot Avenue
San Jose, California  95131


Ladies and Gentlemen:

           At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") that you intend to file with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 979,020 shares (the "Shares") of common sock, par value $.01 per share ("Common Stock"), of ROCKSHOX, INC. (the "Company") to be issued by the Company under the Amended and Restated RSx Holdings, Inc. 1996 Stock Option Plan (the "Plan").

           In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan, (ii) the Form of Amended and Restated Certificate of Incorporation of the Company (the "Certificate") and the Form of Amended and Restated Bylaws of the Company, (iii) copies of certain resolutions of the Board of Directors of the Company and the Board of Directors of RSx Holdings, Inc., a Delaware corporation and parent of the Company ("Holdings"), relating to, among other things, the Plan, the Shares and the Registration Statement, (iv) drafts of certain resolutions of the Board of Directors of Holdings relating to, among other things, the Plan and the Shares (the "Draft Resolutions"), (v) the form of specimen certificate representing the Common Stock and (vi) such other documents, certificates and records as we have considered necessary or appropriate for purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein, we have relied upon oral or written


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statements and representations of officers and other representatives of
Holdings, the Company and others.

           Members of our firm are admitted to the Bar in the State of Delaware and we do not express any opinion as to the laws of any other jurisdiction.

           Based upon and subject to the foregoing, we are of the opinion that, when (i) the Draft Resolutions are duly adopted by the Board of Directors of Holdings, (ii) the Certificate has been duly executed and filed with the Secretary of State of the State of Delaware, (iii) the options are validly issued pursuant to the Plan and (iv) the certificates representing the Shares in the form of the specimen thereof examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, the Shares, when issued upon exercise of options in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                   Very truly yours,


                                   SKADDEN, ARPS, SLATE,
                                     MEAGHER & FLOM



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